Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com

Advanced Life Sciences Announces Third Quarter 2009 Financial Results

CHICAGO, IL, November 10, 2009/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, today announced its financial results for the third quarter ended September 30, 2009.

The net loss allocable to common shareholders for the three months ended September 30, 2009 was $2.9 million or ($0.05) per share compared to a net loss allocable to common shareholders of $13.1 million or ($0.34) per share for the three months ended September 30, 2008.  The decrease in the net loss is due to a $10.0 million milestone expense incurred under the license agreement with Abbott in the third quarter of last year as well as decreased costs related to regulatory expenses and development activities involving the Company’s lead compound, Restanza™ (cethromycin).

The Company ended the third quarter of 2009 with cash and cash equivalents totaling $4.2 million.  Cash used for operations during the quarter was approximately $4.5 million.

“In the third quarter, we continued to advance Restanza on two significant fronts: in community acquired pneumonia (CAP) and as a broad spectrum countermeasure for biodefense,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences. “In CAP, we are in ongoing discussions with the FDA to identify the scope and protocol design for the additional clinical data that would be required to satisfy the FDA’s request for additional efficacy information to complete the clinical development program. In biodefense, we made exciting progress by generating positive pivotal data in anthrax and plague and receiving orphan designation in tularemia and plague.”

Dr. Flavin added: “As another indication of the government’s interest in Restanza as a biodefense agent, the Company was invited to submit a full proposal in response to a Broad Agency Announcement (BAA) issued by the Biomedical Advanced Research and Development Authority (BARDA) within the Department of Health and Human Services for the advanced development of Restanza as a broad spectrum countermeasure for biodefense. BARDA funding could significantly help to advance Restanza toward approval by the FDA as an important medical countermeasure, and toward consideration by the government for acquisition and stockpiling.”

Operating Expense Analysis

•                  Research and development expenses were $0.9 million for the three months ended September 30, 2009 compared to $11.2 million for the three months ended September 30, 2008.  This difference was primarily due to the $10.0 million milestone expense incurred under our license agreement with Abbott in the third quarter of 2008.

•                  Selling, general and administrative expenses totaled $2.2 million for the three months ended September 30, 2009 compared to $1.8 million for the same period in 2008.

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Third Quarter Events

•                  Reported results from a pivotal primate study in which Restanza demonstrated efficacy in treating anthrax infection;

•                  Announced results showing Restanza’s protective efficacy in a plague pivotal primate study;

•                  Received FDA Orphan Drug Designation for Restanza in plague and tularemia;

•                  Received complete response letter from FDA for Restanza in CAP.

Business Goals for 2009

•                  Complete studies under the Department of Defense (DoD) contract and report data from pivotal primate study measuring Restanza’s protective efficacy in tularemia;

•                  Attend December 9th FDA Anti-Infective Drugs Advisory Committee meeting that will discuss CAP clinical trial design and endpoints;

•                  Work with the FDA and Pfizer (formerly Wyeth) to identify the scope and protocol design for the additional clinical data that would be required to satisfy the FDA’s request for additional efficacy information to complete the CAP clinical development program and gain agency approval;

•                  Work with the FDA to determine the regulatory package needed for approval in the biodefense indications of anthrax, plague and tularemia;

•                  Advance negotiations with prospective U.S. and E.U. partners for the development and commercialization of Restanza.

Financial Outlook

To fund ongoing operations in 2010, the Company intends to raise additional capital through commercial partnerships and/or the sale of equity.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Tuesday, November 10, 2009 to discuss the Company’s third quarter financial results.

The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 888.713.4214 (domestic) or 617.213.4866 (international). The passcode for the conference call is 75545191. A replay of the conference call will be available until November 17, 2009. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 79025053. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PGFUTHTV6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Restanza

Restanza is a novel, once-a-day, oral antibiotic that is in late stage development for the treatment of CAP and biodefense pathogens. It has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections and appears to be effective against

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penicillin-, macrolide- and fluoroquinolone-resistant bacteria. Restanza’s demonstrated potency and ability to overcome bacterial resistance may be due to its mechanism of action resulting in specificity for its bacterial target. In addition to its utility in CAP, Restanza is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure and other high priority biodefense pathogens, including plague and tularemia. The FDA has designated Restanza as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, as well as for use in treating plague and tularemia, but the drug is not yet approved for these or any other indications.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, Restanza, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CAP and biodefense pathogens including anthrax, plague and tularemia.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials, the adequacy of our clinical results, the timing and terms of any commercial partnership, and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

	September 30,	December 31,
CONSOLIDATED BALANCE SHEETS	2009	2008
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,161,612	$1,527,108
Grant receivable	334,885	63,444
Prepaid insurance	100,371	227,313
Other prepaid expenses and deposits	114,045	143,808

Total current assets	4,710,913	1,961,673

PROPERTY AND EQUIPMENT:
Furniture and fixtures	244,072	244,072
Laboratory equipment	—	159,186
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	505,804

Total property and equipment—at cost	680,111	1,167,848
Less accumulated depreciation	(612,042)	(760,329)

Property and equipment—net	68,069	407,519

OTHER ASSETS:
Commercial launch materials	2,760,936	—
Deferred offering and financing costs	16,957	450,861
Other long-term assets	25,000	—

Total other assets	2,802,893	450,861

TOTAL ASSETS	$7,581,875	$2,820,053

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,721,745	$1,379,941
Accrued clinical trial and NDA expenses	80,053	458,260
Accrued payroll	873,039	506,537
Other accrued expenses	685,470	352,466
Accrued interest payable	97,771	72,572
Short-term lease payable	6,595	8,468
Short-term notes payable - related party	2,000,000	—

Total current liabilities	5,464,673	2,778,244

Long-term lease payable	—	4,350
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	—	2,000,000
Line of credit	10,000,000	9,915,000

Total liabilities	15,964,673	15,197,594

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.01 par value—120,000,000 shares authorized; 75,969,683 issued and outstanding at September 30, 2009; 40,810,932 shares issued and outstanding at December 31, 2008	759,697	408,109
Additional paid-in capital	120,955,240	109,601,807
Deficit accumulated during the development stage	(130,097,735)	(122,387,457)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(8,382,798)	(12,377,541)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$7,581,875	$2,820,053

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					Period From
					Inception
					(January 1, 1999)
					Through
	Three months ended September 30,		Nine months ended September 30,		September 30,
	2009	2008	2009	2008	2009
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	616,940	32,006	1,735,239	32,006	3,011,640
Royalty—related party	—	—	—	—	45,238

Total revenue	616,940	32,006	1,735,239	32,006	4,218,058

Expenses:
Research and development	916,241	11,240,032	3,160,061	14,798,173	93,740,462
Contracted research and development— related party	—	—	—	—	7,980,299
Selling, general and administrative	2,201,684	1,828,607	5,401,142	5,237,579	32,449,779

Total expenses	3,117,925	13,068,639	8,561,203	20,035,752	134,170,540

Loss from operations	(2,500,985)	(13,036,633)	(6,825,964)	(20,003,746)	(129,952,482)

Net other (income) expense:
Interest income	(5,865)	(51,244)	(9,336)	(284,330)	(2,958,198)
Interest expense	263,272	103,277	774,201	310,296	3,923,054
Other (income) expense, net	99,854	—	119,449	—	119,449
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	357,261	52,033	884,314	25,966	145,253

Net loss	(2,858,246)	(13,088,666)	(7,710,278)	(20,029,712)	(130,097,735)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(2,858,246)	(13,088,666)	(7,710,278)	(20,029,712)	(130,097,735)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	131,250	131,250	1,801,042

Net loss available to common shareholders	$(2,901,996)	$(13,132,416)	$(7,841,528)	$(20,160,962)	$(131,898,777)

Net loss per share available to common shareholders - basic and diluted	$(0.05)	$(0.34)	$(0.15)	$(0.52)

Weighted average shares outstanding - basic and diluted	62,715,539	38,568,464	50,601,036	38,524,972